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[NRG Generating (U.S.) Inc. letterhead]


March 28, 1997



Mr. Robert T. Sherman, Jr.
4511 Verone Street
Bellaire, Texas 77401

Dear Bob:

Subject:  Employment Offer/Agreement

I am pleased to provide an offer of employment to you for the position of President & CEO of NRG Generating (U.S.) Inc. ("NRGG"). The elements of the employment offer for your consideration are summarized below:

1. Employment will commence upon a mutually agreed start date of no later than May 1, 1997 (the "Start Date").

2.   Base salary will be $210,000 per year ("Base Salary").

3. A signing bonus of $40,000 will be paid within seven (7) business days of the Start Date.

4. The "1997 Short-Term Incentive Plan Specifications" is attached as Exhibit "A". While the goals outlined in that plan will help guide expectations during 1997, the Company is agreeing that your 1997 incentive will be calculated at the maximum level of 60 percent of Base Salary assuming you arc employed from the Start Date through December 31, 1997.

5. You will be granted an option for 105,000 shares ("Base Option") of NRGG stock pursuant to a new stock option plan. The new option plan will be identical to the existing 1996 Stock Option Plan of NRGG except that the definition of Change of Control will include either an acquisition by NRG Energy, Inc. of more than 51% of the capital stock of NRGG or a merger of NRGG into NRG Energy, Inc. The Date of Grant will be the Start Date. Pursuant to the plan, the option price will be equal to the average of the 20-trading days closing price prior to the Start Date. Your option grant agreements (Base and Performance) will be drafted to provide that these options are Incentive Stock Options (ISO) to the greatest extent allowed by law and the Internal Revenue Service's regulations. One-third of the Base Option grant will vest and be exercisable on each of the first three anniversaries of the Date of Grant. The Base Option grant will have a term of ten years.

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Mr. Robert T. Sherman, Jr.
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March 28, 1997

     It is understood that this Base Option grant is subject to ratification of the new stock option plan and of these options by the Shareholders of NRGG, and that the option contract itself will not be entered into, delivered or binding until after such ratification.

6. Within the new stock option plan as described above (item #5) you will also be granted a performance based stock option for 100,000 shares ("Performance Option") of NRGG stock on the Start Date The option price will be equal to the average of the 20-trading days closing price prior to the Start Date. It is understood that this Performance Option grant is subject to ratification of the new stock option plan and these options by the Shareholders of NRGG and that the option contract itself will not be entered into, delivered or binding until after such ratification. These shares would vest as follows:

     a) 50,000 shares (the "First Block") when the NRGG common stock price is greater than or equal to $25 per share for 20 consecutive days. The right to achieve the vesting of the First Block will be valid through December 31, 1999. If the First Block becomes vested, it will be exercisable until the tenth anniversary of the Grant Date.

     b) 50,000 shares (the "Second Block") when the NRGG common stock price is greater than or equal to $35 per share for 20 consecutive days. The right to achieve the vesting of the Second Block will be valid through December 31, 2001. If the Second Block becomes vested, it will be exercisable until the tenth anniversary of the Grant Date.

7. NRGG will provide employee health and welfare benefits under NRGG's existing plans as included as exhibits "B" and "C":

     a)   Major medical benefits pursuant to NRGG's Blue Cross plan;

     b)   Dental coverage per NRGG's plan;

     c) Other comprehensive coverage and life insurance per NRGG's plan.

     The cost to the employee of NRGG's health and we1fare plans (a, b & c) for 1997 is $5.00 per month.

8. You will be provided with the benefits of the NRGG relocation program (a plan purchased by NRGG from NRG/NSP as outlined earlier). See exhibit "D".

9. You will be provided a leased automobile pursuant to the NRGG Officer level program (same program as NRG/NSP officer program) administered by GECC. Since you would like to transfer your existing vehicle to the program, arrangement will be made for GECC

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Mr. Robert T. Sherman, Jr.
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March 28, 1997

     to purchase your vehicle at current market value from you (any associated loan payoffs will be your responsibility). Normally, any purchase price above the program maximum (currently $27,000) must be paid by the employee. On this occasion only, NRGG will reimburse the program for any amount over the program purchase price maximum of $27,000.

10.  Underground parking at 1221 Nicolett Mall will be paid by NRGG.

11. Business club dues at a club of your choice (subject to prior approval by the Chairman) will be paid by NRGG.

12.  You will be entitled to vacation eligibility of 4 weeks per year.

13.  Your work location will be 1221 Nicollet Mall, Suite 610,
     Minneapolis, MN.

14. NRGG shall consider you to be an employee at will and accordingly may terminate your employment with NRGG at any time, for any reason, with or without cause. Notwithstanding the previous sentence, NRGG will provide you with the following severance payment arrangement during the three-year period commencing on the Start Date and ending on the third anniversary of the Start Date (the "Severance Payment Period"). During the Severance Payment Period, if your employment with NRGG terminates, then NRGG will make severance payments to you if, and only if, a) you are terminated without Cause, or b) NRGG has materially breached a material obligation of NRGG under this agreement and you have therefore elected to terminate your employment with NRGG within 30 days of such breach, or c) there has been a Change of Control or Corporate Transactions (as such terms are defined in NRGG's 1996 Stock Option plan, as modified pursuant to the second sentence of item number 5 above) and you have therefore elected to terminate your employment with NRGG within 30 days of such Change of Control or Corporate Transaction. The amount of any such severance payment will be that portion of your Base Salary remaining from the termination date to the third anniversary of the Start Date. For purposes of this item 14, "Cause" shall mean either of:

     (i) the commission of a felony or gross negligence in the conduct of your duties at NRGG: or

     (ii) your engaging in conduct that is either outside of the ordinary scope of your duties at NRGG or a material breach of your obligations under this letter agreement and that has a material adverse effect on the business or financial condition of NRGG.

If NRGG determines that it has the right to terminate your employment with NRGG for Cause add elects to exercise that right, then NRGG will give you notice thereof. Such notice shall

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Mr. Robert T. Sherman, Jr.
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March 28, 1997

describe in reasonable detail the conduct or circumstances that constitute Cause. If such notice is delivered under item ii, then you will have a period of 30 days from the date of such notice within which to cure the conduct or circumstances constituting Cause and to cause to be repaired the adverse effect on the business or financial condition of NRGG. Termination of your employment with NRGG shall become effective on the date of the notice if the notice is given under item i or on the 30th day following the date of such notice if the notice is given under item ii and the above referenced cure and repair has not been completed to the reasonable satisfaction of NRGG within such 30 day period.

15. In order to protect the Company's interest in the development and maintenance of business opportunities, you and we agree as follows:

     a) You will at all times faithfully, industriously and to the best of your ability, experience, and talents, perform and discharge the duties of your position and that otherwise may be required of and from you by the Board of Directors of NRGG so as to promote the profit, benefit and business of NRGG and so as to represent NRGG in the most professional manner possible. In the performance of your duties hereunder, you covenant that you will diligently and in a business-like manner, and to the best of your abilities, and consistent with your overall duties to the stockholders of NRGG: (a) keep, observe and perform all lawful rules, regulations and duties that may be adopted or prescribed by the Board of Directors of NRGG; and (b) perform such other functions as are appropriate to further the best interests of NRGG.

     b) You shall devote your full business time, attention, knowledge, effort and skills solely to the business and interests of NRGG. You shall not devote significant business time to activities that would inhibit or otherwise interfere with the proper performance of your duties and shall not be directly or indirectly concerned or interested in any other occupation or business; provided, however, that you shall be entitled to maintain investments and interests in corporations or business ventures provided that such investments or interests do not interfere with your ability to devote your full business time to NRGG and to perform your duties hereunder; provided, further however, that any investment that you have, make or acquire in a Competitor must be limited to a passive investment in less than 5% of
          the publicly traded securities of such Competitor.   You
          acknowledge and agree that all business opportunities presented to you in the scope of your employment relating to
          the business of NRGG shall belong to NRGG.   NRGG shall be
          entitled to all benefits, profits or other issues arising from or incident to all work, services and advice of you relating to the business of NRGG. For purposes of this item number 15, "Competitor" shall refer to any person or entity engaged, wholly or partly, in the business of developing, financing, owning, operating or maintaining cogeneration or other electric power generation facilities or projects in the United

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Mr. Robert T. Sherman, Jr.
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March 28, 1997


          States of America.

     c) To the greatest extent possible, any and all Work Product shall be deemed to be "work made for hire" (as defined in the
          Copyright Act, 17 U.S.C.A.   101 et seq., as amended) and
          owned exclusively by NRGG. You hereby unconditionally and irrevocably transfer and assign to NRGG all right, title and interest you may have or acquire, by operation of law or otherwise; in or to any and all Work Product including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. You agree to execute and deliver to NRGG any transfers, assignments, documents or other instruments which NRGG may deem necessary or appropriate to vest complete title and ownership of any and all Work Product, and all rights therein, exclusively in NRGG. "Work Product" shall mean all work product, property, data, documentation, "know how", concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by you in connection with the performance of your services hereunder.

     d) You hereby covenant and agree that, if and when your employment with NRGG terminates, then during the one-year period following the date of such termination (the "Termination Date"), you will not, either directly or indirectly, alone or in conjunction with any other party, divert or appropriate, or attempt to divert or appropriate, any NRGG Project Opportunity. An "NRGG Project Opportunity" means any and all of, but only, the following: (i) a project or opportunity to develop a project on which NRGG was actively working as of the Termination Date; (ii) a project or opportunity to develop a project on which NRG Energy, Inc. ("NRGE") was actively working as of the Termination Date with the intention of offering the same to NRGG at the appropriate time under the Co-Investment Agreement between NRGG and NRGE; and (iii) a project or project opportunity on which NRGE was actively working as of the Termination Date, which is not covered by item (ii) but as to which you have material knowledge. NRGG will provide you with a list of projects meeting the above criteria promptly following the Termination Date. You will have 30 days after your receipt of such list to notify NRGG of any projects or project opportunities included on the list that you do not believe meet the above criteria for NRGG Project Opportunity. NRGG will consider your objections in good faith and then reissue the list of NRGG Project Opportunities, omitting any projects or project opportunities that NRGG agrees do not meet the above criteria. The reissued list (or in the case of no objections within the above 30 day disagreement period, the original list) will be the final list of NRGG Project Opportunities.

     e) You agree that damages at law for your violation of any of the covenants in this Section 15 would not be an adequate or proper remedy and that, should you

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Mr. Robert T. Sherman, Jr.
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March 28, 1997

          violate or threaten to violate any of the provisions of such covenants, NRGG or its successors or assigns shall be entitled to obtain a temporary or permanent injunction against you in any court having jurisdiction prohibiting any further violation of any such covenants, in addition to any award or damages (compensatory, exemplary or otherwise) for such violation.

     f) NRGG has attempted to limit your rights under item 15d only to the extent necessary to protect NRGG from unfair competition. You, however, agree that, if the scope of enforceability of any of these restrictive covenants is in any way disputed at any time, a court or other trier of fact may modify and enforce such covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

16. This employment offer is contingent upon your successful completion of"

     a)   NRGG's pre-employment physical.

     b) Drug screening and security background investigation. (The security questionnaire previously transmitted to you needs to be conipteted and returned as soon as possible.)

     c)   Reference confirmations.

17. If the Shareholders of NRGG reject the stock option plan contemplated in item numbers 5 and 6, then NRGG will issue to you stock options out of the existing 1996 Stock Option Plan that match as nearly as possible those contemplated in said items 5 and 6; provided, however, that you understand that the total shares available for issuance under the 1996 Stock Option Plan is 176,000 shares and that the 1996 Stock Option Plan's definition of Change of Control does not include an acquisition by NRG Energy, Inc. of stock of NRGG or a merger of NRGG into NRG Energy, Inc.

Your acceptance of this offer shall be subject to the conditions specified in item 16. The physical and drug screening will be scheduled as soon as possible following your acceptance. When the conditions have been satisfied, the provisions of this letter will function as the terms and conditions of a binding agreement between you and NRGG. NRGG will promptly notify you when the conditions specified in item 16 have been fulfilled.

I am very pleased to be able to make this offer to you. I am very excited about the future of NRGG and I know that you share this excitement as well. Please call if you have any questions regarding this employment offer.

Sincerely,

/s/ Leonard Bluhm

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Mr. Robert T. Sherman, Jr.
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March 28, 1997


                         Accepted:

                         /s/ Robert T. Sherman, Jr.

                         Date:  3/31/97